UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 ______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): March 21, 2017 ______________________
Rand Logistics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33345	20-1195343
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Washington Street, Suite 201, Jersey City, New Jersey	07302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code    (212) 863-9427

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed on a Form 8-K filed on September 22, 2016, on September 20, 2016, Rand Logistics, Inc. (the “Company”) received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) providing notification that, for the previous 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 bid price per share requirement for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).

On March 21, 2017, the Company received a written notice from Nasdaq that the Company’s common stock has not regained compliance with the minimum $1.00 bid price per share requirement within the 180 calendar days. However, the Staff has determined that the Company is eligible for an additional 180 calendar day period, pursuant to Listing Rule 5810(c)(3)(a), or until September 18, 2017. If at any time during this 180 days period the closing bid price of the Company’s common stock is at least $1.00 for a minimum of ten consecutive business days, the Company will regain compliance. In order to regain compliance, the Company may have to affect a reverse stock-split. If the Company is required to affect a reverse stock-split, it would have to be completed at least 10 days prior to the expiration of the date by which the Company must regain compliance with Rule 5550(a)(2).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2017	RAND LOGISTICS, INC.

	By:	/s/ Mark S. Hiltwein
	Name:	Mark S. Hiltwein
	Title:	Chief Financial Officer